Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-192132, 333-202009 and 333-202252) and Form S-8 (File Nos. 333-82292, 333-131656, 333-148682, 333-159938, 333-168786, 333-182821, 333-190435, 333-197873 and 333-203924) of AMAG Pharmaceuticals, Inc. of our report dated July 28, 2015 relating to the financial statements of Cbr Systems, Inc. and of our report dated April 14, 2015 relating to the consolidated financial statements of CBR Holdco, LLC, which appear in this Current Report on Form 8-K of AMAG Pharmaceuticals, Inc.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 28, 2015